Exhibit 99.1

PLEASE CONTACT:

Tere H. Miller

Vice President,

Corporate Communications

760-741-2111 ext. 177

REALTY INCOME ANNOUNCES RECORD
FIRST QUARTER OPERATING RESULTS

ESCONDIDO, CALIFORNIA, April 28, 2004...Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE: O) announces operating results for the first quarter ended March 31, 2004.

COMPANY HIGHLIGHTS:

(For the quarter ended March 31, 2004)

•                  Revenue increased 35.3% to $47.5 million

•                  Funds from Operations (FFO) increased 31.1% to $30.8 million

•                  FFO per diluted common share increased 20.9% to $0.81 per share

•                  Net income available to common stockholders per diluted common share increased to $0.59

•                  Portfolio occupancy increased to 98.5%

•                  Same store rents increased 1.9%

•                  Invested $114.6 million in 128 additional properties at a 9.5% lease rate

•                  Issued 1.6 million common shares generating net proceeds of $67.9 million

•                  Increased the monthly dividend amount for the 26th consecutive quarter to an annual rate of $2.415 per common share

Financial Results

Revenue Increases

Realty Income’s revenue for the first quarter ended March 31, 2004 increased 35.3% to $47.5 million as compared to $35.1 million for the same quarter in 2003.

Funds from Operations

FFO for the quarter ended March 31, 2004 increased 31.1% to $30.8 million as compared to $23.5 million for the same quarter in 2003. On a diluted per common share basis, FFO increased 20.9% to $0.81 per share compared to $0.67 per share for the same period in 2003.

The Company considers FFO to be an appropriate supplemental measure of a Real Estate Investment Trust’s (REIT’s) operating performance as it is based on net income analysis of property portfolio performance that excludes non-cash items such as depreciation. FFO is an alternative non-GAAP measure that is also considered to be a good indicator of a company’s ability to generate income to pay dividends. (See reconciliation of net income available to common stockholders to FFO on page six.)

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended March 31, 2004 was $22.4 million as compared to $15.6 million for the same period in 2003. On a diluted per common share basis, net income for the quarter was $0.59 per share as compared to $0.45 per share for the same period in 2003.

The calculation to determine net income for a real estate company includes gains and losses from the sale of investment properties. The amount of gains and losses varies from quarter to quarter according to the timing of property sales. This variance can significantly impact net income.

During the first quarter of this year, income from continuing operations available to common stockholders increased by $0.11 per share to $0.55 per share in 2004 as compared to $0.44 per share in 2003, on a diluted per common share basis.

Dividend Information

In March 2004, Realty Income announced the 26th consecutive quarterly increase in the amount of the monthly dividend on its common stock. This marked the 28th increase in the amount of the dividend since the Company’s listing on the New York Stock Exchange in 1994. Through March 31, 2004, the Company has paid 404 consecutive monthly dividends throughout its 35-year operating history. The amount of the monthly dividend was increased to $0.20125 per share from $0.20 per share, for an annualized dividend amount of $2.415 per share. The Company continues its 35-year policy of declaring and paying common stock dividends every month.

Real Estate Portfolio Update

As of March 31, 2004, Realty Income’s portfolio of freestanding, single-tenant retail properties consisted of 1,510 properties located in 48 states, leased to 88 retail chains doing business in 28 retail industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 11.9 years.

Portfolio Management Activities

The Company’s portfolio of retail real estate properties owned, primarily under 15- to 20-year net leases, continues to perform well and provide dependable lease revenue supporting the payment of monthly dividends. As of March 31, 2004, portfolio occupancy was 98.5% with only 23 properties available for lease out of 1,510 properties in the portfolio.

Same store rents on 1,101 properties under lease during the three months ended March 31, 2004 and 2003 increased 1.9% to $33.92 million from $33.30 million in 2003.

Property Acquisitions

During the first quarter, Realty Income, and its wholly-owned subsidiary, Crest Net Lease Inc., invested $114.6 million in 128 new properties and properties under development. Realty Income invested $104.5 million in 115 new properties and properties under development with an initial contractual lease yield of 9.5%. The 115 new properties are located in 12 states and are 100% leased under net-lease agreements with an initial average lease length of 16.6 years. They are leased to four different retail chains in two industries: convenience store and restaurant. In addition, Crest Net Lease invested $10.1 million in 13 properties and properties under development.

During 2004, Realty Income anticipates it will acquire additional properties utilizing its acquisition credit facility, the proceeds from property dispositions, internally generated cash flow and the proceeds from the potential offering of public securities. Realty Income maintains an unsecured credit facility with borrowing capacity of $250 million, which is used to fund acquisitions in the near term. The outstanding balance on the Company’s acquisition credit facility at the end of the first quarter was $33.2 million with $216.8 million available to fund additional acquisitions.

Property Dispositions

Realty Income continues to successfully execute its asset disposition program. The objective of the program is to sell assets when the Company believes the reinvestment of the sales proceeds will generate higher returns, enhance the credit quality of the Company’s real estate portfolio or increase the average lease length.

During the first quarter of 2004, Realty Income sold nine properties for $6.0 million, which resulted in a gain on sales of $1.4 million. The properties sold consisted of:  seven child care properties and two restaurant properties. The proceeds were or will be used to pay down the Company’s acquisition credit facility and invest in new properties.

Other First Quarter 2004 Activities

Shelf Registration of $800 Million

In February 2004, Realty Income filed a shelf registration with the Securities and Exchange Commission relating to the periodic issuance of public securities. The amount available under the shelf registration was increased to $800 million and the shelf registration was declared effective by the Securities and Exchange Commission on March 15, 2004.

Issuance of Common Stock

On March 26, 2004, Realty Income issued 1.6 million common shares priced at $44.75 per share. The net proceeds of $67.9 million from the offering were used to fund new property acquisitions and to repay a portion of the amount outstanding on the Company’s $250 million unsecured acquisition credit facility.

Crest Net Lease

Crest Net Lease is a subsidiary of Realty Income focused on acquiring and subsequently marketing net-leased properties for sale. During the first quarter ended March 31, 2004, Crest sold 19 properties for $31.0 million and reported a gain on sales of $4.1 million. During the same quarter, Crest also invested $10.1 million in 13 properties and properties under development. At the end of the first quarter, Crest carried an inventory of $36.4 million, which consists of 31 properties held for sale.

Management’s goal is for Crest to carry an average inventory of approximately $20 to $25 million in properties. Crest generates an earnings spread on the difference between the lease payments it receives on the properties held in inventory and the cost of the capital used to acquire properties. Management believes that, at this level of inventory, earnings will more than cover the ongoing operating expenses of Crest.

Crest’s contribution to Realty Income’s FFO depends on the timing and the number of property sales, if any, in a given quarter. During the first quarter ended March 31, 2004, Crest generated $3.3 million, or $0.09 per diluted common share in FFO for Realty Income, as compared to $85,000, or $0.00 in 2003.

CEO Comments on First Quarter 2004 Operating Results

Commenting on Realty Income’s financial results and real estate operations, Tom A. Lewis, Chief Executive Officer stated, “We are pleased to once again report increases in our revenue, funds from operations and dividends to shareholders during the first quarter of 2004. During the quarter, FFO before Crest Net contributions grew by 7.5% to $0.72 per share compared to $0.67 in the same period one year ago. In addition, Crest Net Lease experienced strong FFO growth of $0.09 per share in the first quarter of 2004, compared to less than $0.01 in the first quarter of 2003. Our portfolio of 1,510 retail properties continues to experience strong performance with same store rents rising 1.9% during the quarter and occupancy at a healthy 98.5%.

“We are also delighted with our progress in portfolio acquisitions during the first quarter, adding 128 new properties and investing $114.6 million at average lease yields of 9.5%. At the same time, we were successful in accessing the public capital markets with an offering of common shares that was well received. The proceeds from this offering allowed us to reduce borrowings on our credit facility, which had been used to temporarily fund the acquisition of new properties during the quarter. In addition, our Crest Net Lease subsidiary continues to perform well and positively contribute to Realty Income’s earnings. The market for net-leased retail properties, while competitive, remains positive with numerous acquisition opportunities for the Company to consider. We believe our ability to act quickly and fund large acquisitions, without financing contingencies, provides us with a competitive advantage in the marketplace. We anticipate acquiring approximately $250 million in properties for Realty Income and Crest during 2004 and, with $114.6 million in acquisitions during the first quarter, we are well on our way to achieving this goal. We have ready access to capital with approximately $217 million available on our $250 million credit facility, and our balance sheet remains one of the strongest and most conservative in our industry.

“We are also pleased with the continued increases in lease revenue and funds from operations that have allowed us to regularly increase the amount of the monthly dividend. This quarter we announced the 26th consecutive quarterly increase, the 28th since we became a public company in 1994. The operations of the Company remain strong, our earnings are solid and we continue to work according to the conservative business strategy that has served us well for more than 35 years.”

Earnings Commentary

Realty Income’s FFO per common share has historically tended to be stable and fairly predictable because of the long-term leases that are the primary source of the Company’s revenue. There are, however, several factors that can cause FFO per common share to vary from levels that have been anticipated by the Company. These factors include, but are not limited to, changes in interest rates, occupancy rates, periodically accessing the capital markets, the level and timing of property acquisitions and dispositions, lease rollovers, the general real estate market, the economy, and the operations of Crest Net Lease.

2004 Estimates

Management estimates that FFO per common share for 2004 should range from $3.09 to $3.13, which would equate to an increase of approximately 5.8% to 7.2% over 2003 FFO per share of $2.92. This change from previous guidance of $3.06 to $3.10 is attributable to anticipated increases in FFO per share contributions from Crest Net Lease. FFO for 2004 is based on an estimated diluted net income per share range of $2.20 to $2.24, adjusted (in accordance with the National Association of Real Estate Investment Trust’s (NAREIT’s) definition of FFO) for estimated real estate depreciation of $1.04 and potential gain on sales of investment properties of $0.15 per share.

Management further estimates that Crest Net Lease could contribute between $0.15 to $0.17 per share to Realty Income’s FFO during 2004. These revised estimates from previous guidance of $0.12 to $0.14 per share are attributable to an anticipated increase in profits from Crest during 2004. Crest’s primary business is the purchase and sale of properties for a profit. These sales may occur at various times during the course of the year, which could cause FFO, in certain quarters, to fluctuate from normal levels.

The Company also notes that its Class B preferred stock is callable beginning May 25, 2004 and its Class C preferred stock is callable beginning July 30, 2004. The Company is considering, but has made no final decision regarding, the redemption of the Class B or Class C preferred shares. Should the Company elect to redeem all of these outstanding shares, it would incur a one-time, non-cash charge of approximately $3.8 million or $0.096 in FFO per diluted share. This non-cash charge would be to reclassify the original issuance cost of the Class B and Class C preferred stock to preferred stock dividends (as required by the Securities and Exchange Commission).

If the Class B and Class C preferred shares are redeemed with proceeds from a new preferred stock issuance on or near the initial call dates of the outstanding Class B and C preferred shares, the Company anticipates a cash savings in 2004 of approximately $1.0 million, or $0.025 in FFO per diluted share, due to lower preferred stock dividend payments. The net effect of the redemption combined with the issuance of new preferred shares would be a reduction in 2004 FFO per diluted share of approximately $0.07. This non-cash reduction has not been included in the Company’s revised 2004 FFO per share guidance of $3.09 to $3.13 per share.

Forward-Looking Statements

Statements in this press release, which are not strictly historical, are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, and the profitability of the Company’s subsidiary, Crest Net Lease, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. As of March 31, 2004, the Company had paid 404 consecutive monthly dividend payments throughout its 35-year operating history. The monthly income is supported by the cash flows from over 1,500 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

Note to Editors:

Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or through the Internet at http://www.realtyincome.com/Investing/News.html

CONSOLIDATED STATEMENTS OF INCOME

For the three months ended March 31, 2004 and 2003

(dollars in thousands, except per share amounts)

	2004	2003
REVENUE
Rental	$42,934	$34,705
Gain on sales of real estate acquired for resale	4,109	276
Other	463	90

	47,506	35,071
EXPENSES
Interest	8,710	5,964
Depreciation and amortization	9,789	7,875
General and administrative	3,286	2,747
Property	779	614
Income taxes	1,620	166

	24,184	17,366

Income from continuing operations	23,322	17,705
Income from discontinued operations	1,529	329

Net income	24,851	18,034
Preferred stock dividends	(2,428)	(2,428)

Net income available to common stockholders	$22,423	$15,606

Funds from operations available to common stockholders (FFO)	$30,760	$23,503

Per share information for common stockholders:

FFO, basic and diluted from:
FFO before Crest Net contribution	$0.72	$0.67
Crest Net Lease	0.09	0.00
Total FFO	0.81	0.67

Income from continuing operations, basic and diluted	$0.55	$0.44

Net income, basic and diluted	$0.59	$0.45

Cash dividends paid	$0.600	$0.585

FUNDS FROM OPERATIONS

For the three months ended March 31, 2004 and 2003

(dollars in thousands, except per share amounts)

	2004	2003

Net income available to common stockholders	$22,423	$15,606
Depreciation and amortization:
Continuing operations	9,789	7,875
Discontinued operations	27	218
Depreciation of furniture, fixtures & equipment	(29)	(30)
Gain on sales of investment properties, discontinued operations	(1,450)	(166)

Funds from operations available to common stockholders	$30,760	$23,503

Dividends paid to common stockholders	$22,802	$20,450

FFO in excess of dividends	$7,958	$3,053

FFO per common share, basic and diluted	$0.81	$0.67
Weighted average number of common shares used for computation per share:
Basic	38,114,172	34,964,864
Diluted	38,160,639	35,005,985

CONTRIBUTIONS BY CREST NET LEASE TO FUNDS FROM OPERATIONS

For the three months ended March 31, 2004 and 2003

(dollars in thousands, except per share amounts)

Gain on sales of real estate acquired for resale	$4,109	$276
Rent and other revenue	1,001	95
Interest expense	(229)	(77)
General and administrative expense	(124)	(172)
Property expenses	(8)	(6)
Income taxes	(1,467)	(31)
Funds from operations contributed by Crest	$3,282	$85

FFO per common share, basic and diluted	$0.09	$0.00

Total FFO	$30,760	$23,503
Less FFO contributed by Crest	(3,282)	(85)
FFO before Crest contribution	$27,478	$23,418
FFO before Crest contribution per common share, basic and diluted	$0.72	$0.67

We define FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of assets uniquely significant to the real estate industry, reduced by gains and increased by losses on sales of investment property and extraordinary items.

HISTORICAL FFO COMPONENTS

	2004	2003	2002	2001	2000

For the three months ended March 31,

Net income available to common stockholders	$22,423	$15,606	$15,866	$16,045	$10,484
Depreciation and amortization	9,787	8,063	7,471	7,182	6,715
Gain on sales of investment properties	(1,450)	(166)	(1,114)	(5,951)	(662)

FFO	$30,760	$23,503	$22,223	$17,276	$16,537

Total FFO per diluted share	$0.81	$0.67	$0.67	$0.65	$0.62

FFO components, per diluted share:
FFO before Crest’s contribution	$0.72	$0.67	$0.66	$0.60	$0.62
Crest FFO contribution	0.09	0.00	0.01	0.04	0.00

Total FFO	$0.81	$0.67	$0.67	$0.65	$0.62

Cash dividends paid per share	$0.600	$0.585	$0.570	$0.555	$0.540
Diluted shares outstanding	38,160,639	35,005,985	33,091,747	26,655,676	26,816,928

CONSOLIDATED BALANCE SHEETS

As of March 31, 2004 and December 31, 2003

(dollars in thousands, except per share amounts)

	2004	2003
ASSETS
Real estate, at cost:
Land	$598,901	$557,288
Buildings and improvements	1,033,627	975,894
	1,632,528	1,533,182
Less accumulated depreciation and amortization	(279,814)	(272,647)

Net real estate held for investment	1,352,714	1,260,535
Real estate held for sale, net	41,727	60,110
Net real estate	1,394,441	1,320,645
Cash and cash equivalents	5,550	4,837
Accounts receivable	3,216	3,950
Goodwill, net	17,206	17,206
Other assets	12,921	13,619

Total assets	$1,433,334	$1,360,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
Distributions payable	$7,972	$7,582
Accounts payable and accrued expenses	10,521	11,479
Other liabilities	6,183	7,030
Line of credit payable	33,200	26,400
Notes payable	480,000	480,000

Total liabilities	537,876	532,491

Stockholders’ equity:
Preferred stock and paid in capital, par value $1.00 per share, 20,000,000 shares authorized, 4,125,700 shares issued and outstanding	99,368	99,368
Common stock and paid in capital, par value $1.00 per share, 100,000,000 shares authorized, 39,611,507 and 37,909,086 shares issued and outstanding in 2004 and 2003, respectively	1,037,491	969,030
Distributions in excess of net income	(241,401)	(240,632)

Total stockholders’ equity	895,458	827,766

Total liabilities and stockholders’ equity	$1,433,334	$1,360,257

The following table sets forth certain information regarding our properties classified according to the business of the respective tenants, expressed as a percentage of our total rental revenue:

Industries (28)	Percentage of Rental Revenue (1)
	For the Quarter Ended March 31, 2004
		For the Years Ended
		Dec 31, 2003	Dec 31, 2002	Dec 31, 2001	Dec 31, 2000	Dec 31, 1999	Dec 31, 1998	Dec 31, 1997

Apparel Stores	1.9%	2.1%	2.3%	2.4%	2.4%	3.8%	4.1%	0.7%
Automotive Collision Services	0.7	0.3	—	—	—	—	—	—
Automotive Parts	4.0	4.5	4.9	5.7	6.0	6.3	6.1	7.3
Automotive Services	7.6	8.3	7.0	5.7	5.8	6.6	7.5	6.4
Automotive Tire Services	8.1	3.1	2.7	2.6	2.3	2.3	1.7	1.8
Book Stores	0.4	0.4	0.4	0.4	0.5	0.5	0.6	0.5
Business Services	0.1	0.1	0.1	0.1	0.1	0.1	*	—
Child Care	15.5	17.8	20.8	23.9	24.7	25.3	29.2	35.9
Consumer Electronics	2.6	3.0	3.3	4.0	4.9	4.4	5.4	6.5
Convenience Stores	17.0	13.3	9.1	8.4	8.4	7.2	6.1	5.5
Craft & Novelty	0.5	0.6	0.4	0.4	0.4	0.4	*	—
Drug Stores	0.1	0.2	0.2	0.2	0.2	0.2	0.1	—
Entertainment	2.3	2.6	2.3	1.8	2.0	1.2	—	—
Equipment Rental Services	0.3	0.2	—	—	—	—	—	—
General Merchandise	0.4	0.5	0.5	0.6	0.6	0.6	*	—
Grocery Stores	0.8	0.4	0.5	0.6	0.6	0.5	*	—
Health & Fitness	3.9	3.8	3.8	3.6	2.4	0.6	0.1	—
Home Furnishings	4.2	4.9	5.4	6.0	5.8	6.5	7.8	5.6
Home Improvement	1.0	1.1	1.2	1.3	2.0	3.6	*	—
Office Supplies	1.7	1.9	2.1	2.2	2.3	2.6	3.0	1.7
Pet Supplies & Services	1.4	1.7	1.7	1.6	1.5	1.1	0.6	0.2
Private Education	1.1	1.2	1.3	1.5	1.4	1.2	0.9	—
Restaurants	10.1	11.8	13.5	12.2	12.3	13.3	16.2	19.8
Shoe Stores	0.4	0.9	0.8	0.7	0.8	1.1	0.8	0.2
Sporting Goods	3.5	3.8	4.1	0.9	—	—	—	—
Theaters	3.6	4.1	3.9	4.3	2.7	0.6	—	—
Travel Plazas	0.4	0.3	—	—	—	—	—	—
Video Rental	3.0	3.3	3.3	3.7	3.9	4.3	3.8	0.6
Other	3.4	3.8	4.4	5.2	6.0	5.7	6.0	7.3

Totals	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

* Less than 0.1%

(1)               Includes rental revenue for all properties (including revenue from properties classified to discontinued operations) owned by Realty Income and excludes properties owned by our subsidiary, Crest.

The following table sets forth certain information regarding the timing of the initial lease term expirations (excluding extension options) on our 1,483 net leased, single-tenant retail properties as of March 31, 2004 (dollars in thousands):

Year	Number of Leases Expiring(1)	Rental Revenue for the Quarter Ended March 31, 2004(2)	Percentage of Rental Revenue
2004	111	$2,372	5.9%
2005	75	1,395	3.4
2006	91	2,046	5.1
2007	118	2,152	5.3
2008	98	2,095	5.2
2009	46	1,023	2.5
2010	38	850	2.1
2011	40	1,409	3.5
2012	45	1,385	3.4
2013	76	3,367	8.3
2014	38	1,656	4.1
2015	39	1,061	2.6
2016	14	383	0.9
2017	19	1,496	3.7
2018	22	571	1.4
2019	75	2,500	6.2
2020	52	1,061	2.6
2021	130	3,724	9.2
2022	96	2,584	6.4
2023	232	6,174	15.2
2024	16	225	0.6
2026	2	93	0.2
2028	2	54	0.1
2033	3	324	0.8
2034	2	208	0.5
2037	3	338	0.8

Totals	1,483	$40,546	100.0%

(1)  Excludes properties owned by our subsidiary, Crest. The lease expirations for properties under construction are based on the estimated date of completion of those properties.

(2)  Includes rental revenue of $57 from properties reclassified to discontinued operations and excludes revenue of $1,444 from four multi-tenant properties and from 23 vacant and unleased properties at March 31, 2004 and revenue of $1,001 from properties owned by our subsidiary, Crest.

The following table sets forth certain state-by-state information regarding Realty Income’s property portfolio as of March 31, 2004 (dollars in thousands):

State	Number of Properties(1)	Percent Leased	Approximate Leasable Square Feet(1)	Rental Revenue for the Quarter Ended March 31, 2004(2)	Percentage of Rental Revenue
Alabama	17	100%	145,600	$355	0.8%
Alaska	2	100	128,500	251	0.6
Arizona	69	99	332,600	1,021	2.4
Arkansas	8	100	48,800	172	0.4
California	61	100	1,057,100	3,894	9.3
Colorado	44	98	314,600	991	2.4
Connecticut	16	100	245,600	926	2.2
Delaware	16	100	29,100	338	0.8
Florida	125	98	1,261,300	4,185	10.0
Georgia	100	99	612,500	2,412	5.7
Idaho	11	100	52,000	195	0.4
Illinois	44	95	358,600	1,261	3.0
Indiana	27	96	150,100	553	1.3
Iowa	9	100	57,600	173	0.4
Kansas	22	91	201,300	560	1.3
Kentucky	13	100	43,600	284	0.7
Louisiana	13	100	62,500	197	0.5
Maryland	24	100	207,600	1,109	2.6
Massachusetts	37	100	203,100	1,000	2.4
Michigan	13	100	81,600	297	0.7
Minnesota	20	95	235,400	501	1.2
Mississippi	23	91	179,400	412	1.0
Missouri	33	100	228,100	697	1.7
Montana	2	100	30,000	77	0.2
Nebraska	10	100	91,200	305	0.7
Nevada	10	100	100,700	415	1.0
New Hampshire	9	100	55,200	277	0.7
New Jersey	25	100	132,100	1,059	2.5
New Mexico	6	100	48,800	93	0.2
New York	26	100	270,600	1,384	3.3
North Carolina	48	100	241,500	1,131	2.7
North Dakota	1	100	22,000	19	*
Ohio	75	100	504,900	1,864	4.4
Oklahoma	17	100	94,300	361	0.9
Oregon	18	100	259,900	564	1.3
Pennsylvania	68	100	380,500	1,819	4.3
Rhode Island	1	100	3,500	29	0.1
South Carolina	53	98	158,100	995	2.4
South Dakota	1	100	6,500	24	0.1
Tennessee	98	100	462,400	2,168	5.2
Texas	173	96	1,634,100	4,278	10.2
Utah	6	100	35,100	120	0.3
Vermont	1	100	2,500	22	0.1
Virginia	55	100	412,600	2,058	4.9
Washington	38	100	250,900	701	1.7
West Virginia	2	100	16,800	40	0.1
Wisconsin	16	88	162,300	343	0.8
Wyoming	4	100	20,100	60	0.1
Totals/Average	1,510	99%	11,633,200	$41,990	100.0%

* Less than 0.1%

(1)           Excludes properties owned by our subsidiary, Crest.

(2)           Includes rental revenue for all properties owned by Realty Income at March 31, 2004 (including revenue from properties reclassified to discontinued operations of $57) and excludes revenue of $1,001 from properties owned by Crest.